CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-272164 on Form S-6 of our report dated July 11, 2023, relating to the financial statements of FT 10821, comprising 60/40 Strategic Allocation Port. 3Q '23 - Term 10/16/24 (60/40 Strategic Allocation Portfolio, 3rd Quarter 2023 Series) and 75/25 Strategic Allocation Port. 3Q '23 - Term 10/16/24 (75/25 Strategic Allocation Portfolio, 3rd Quarter 2023 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 11, 2023